                                                                    EXHIBIT 12.1

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                          (In thousands, except ratios)

                                                                          YEARS ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------------------------
                                             2000               1999                1998                1997                1996
                                     ----------------------------------------------------------------------------------------------
PRETAX INCOME FROM CONTINUING
OPERATIONS                                 $184,127           $243,465            $311,068            $340,191            $299,103

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FIXED CHARGES:  INTEREST EXPENSE AND
AMORTIZATION OF DEBT DISCOUNT AND
PREMIUM ON ALL INDEBTEDNESS                $25,072             $5,154              $2,042              $2,420              $2,740

RENTALS:                                    $7,143             $5,999              $5,530              $5,173              $5,049
                                     ----------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES                        $32,215             $11,153             $7,572              $7,593              $7,789
                                     ----------------------------------------------------------------------------------------------
                                     ----------------------------------------------------------------------------------------------


PRETAX INCOME (LOSS) FROM CONTINUING
OPERATIONS PLUS FIXED CHARGES, LESS
PREFERRED STOCK DIVIDEND
REQUIREMENTS OF CONSOLIDATED
SUBSIDIARIES

                                           $216,342           $254,618            $318,640            $347,784            $306,892

                                     ----------------------------------------------------------------------------------------------
                                     ----------------------------------------------------------------------------------------------

 RATIO OF EARNINGS TO FIXED CHARGES         6.72x              22.83x              42.08x              45.80x              39.40x
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



     THREE MONTHS ENDED MARCH 31,
----------------------------------
          2000          2001
----------------------------------

         $65,512       $32,436

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         $2,137        $22,300

         $1,723        $ 2,156
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         $3,860        $24,456
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----------------------------------








         $69,372       $56,892

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----------------------------------

         17.97x         2.33x
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


We compute these ratios by dividing fixed charges into the sum of earnings and fixed charges. Earnings used in computing the ratio consist of income before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest, estimated at one-third. Pre-tax income from continuing operations for the years ended December 31, 1996, 1999 and 2000, and for subperiods March 31, 2000 and 2001, include nonrecurring charges of $31,315 after tax in 1996, $21,910 after tax in 1999, $26,765 after tax in 2000, $6,248 after tax in quarter ended March 31, 2000 and $7,763 after tax in quarter ended March 31, 2001.